UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 17, 2007

RADIATION THERAPY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Commission file number 000-50802

FLORIDA	65-0768951
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2234 Colonial Boulevard, Fort Myers, Florida	33907
(Address of principal executive offices)	(Zip Code)

(239) 931-7275

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Merger Agreement

On October 19, 2007, Radiation Therapy Services, Inc., a Florida corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Radiation Therapy Services Holdings, Inc., a Delaware corporation (“Parent”), RTS MergerCo, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Parent is owned and controlled by Radiation Therapy Investments, LLC, a Florida limited liability company (“RT Investments”) and is a party to the Merger Agreement for purposes of the termination fee section of the Merger Agreement. RT Investments is owned by Vestar Capital Partners.

Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company, with the Company as the surviving corporation of the merger (the “Merger”). In the Merger, each share of common stock of the Company, other than those held by the Company, any subsidiary of the Company, Parent or Merger Sub, and other than those shares with respect to which dissenters rights are properly exercised, will be converted into the right to receive $32.50 per share in cash (the “Merger Consideration”). In addition, each share of restricted stock will be converted into the right to receive cash in an amount equal to the Merger Consideration and all outstanding options to acquire shares of Company common stock will vest at the effective time of the Merger and holders of such options will receive an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price per share subject to the option for each share subject to the option.

A special committee of the Company’s Board of Directors, consisting of certain of the independent members of the Company’s Board of Directors (the “Special Committee”), has unanimously approved the Merger Agreement and determined that the Merger Agreement and the Merger are advisable and both fair to and in the best interest of the Company’s shareholders. Morgan Joseph & Co., Inc. served as financial advisor to the Special Committee, and rendered a fairness opinion to the Special Committee as to the fairness, from a financial point of view, of the consideration to be received by the Company’s shareholders (other than management Shareholders) in the Merger transaction. Holland & Knight, LLP is serving as special counsel to the Special Committee and Shumaker, Loop & Kendrick, LLP is serving as legal counsel to the Company and Wachovia Securities LLC is acting as financial advisor to the Company.

The founders of the Company and certain members of the Company’s senior management have agreed to enter into arrangements with Vestar Capital Partners to invest in RT Investments.

Completion of the Merger is subject to customary closing conditions including (i) approval by the Company’s shareholders, (ii) regulatory approval and (iiii) obtaining third party consents. The transaction is not subject to a financing condition. The parties currently expect that the Merger will be completed in March 2008.

The Merger Agreement contains certain termination rights for both Parent and the Company. If the Company terminates the Merger Agreement prior to obtaining shareholder approval as a result of the Special Committee or the Board of Directors concluding that in light of a superior proposal, it would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s shareholders under applicable law to not withdraw or change its recommendation that the Company’s shareholders approve the Merger Agreement and concurrently with such termination the Company enters into a definitive agreement with respect to such superior proposal, the Company is required to pay to Parent a termination fee of $25.0 million and reimburse Parent for its out-of-pocket fees and expenses incurred with respect to the transactions contemplated by the Merger Agreement, up to a maximum of $3.0 million (the “Termination Fees”).

If Parent terminates the Merger Agreement because the Company’s board of directors shall have effected a change of recommendation with respect to the Merger Agreement or the Company fails to include the board of directors recommendation to approve the merger in its proxy statement, the Company must pay the Termination Fees to Parent.

If (i) prior to the termination of the Merger Agreement, any alternative proposal which could or could reasonably be expected to result in a transaction as favorable or more favorable to shareholders than the transaction provided in the Merger Agreement at such time as the bona fide intention of any person to make an alternative proposals is publicly proposed or publicly disclosed or otherwise made known to us prior to the time of such termination; (ii) the Merger Agreement is terminated by Parent or the Company by April 21, 2008 or because after a special meeting shareholder approval was not obtained or the Merger Agreement is terminated by Parent because (x) the board of directors or special committee concluded it must withdraw or change its recommendation of the Merger Agreement or (y) the Company has breached or failed to perform any material agreements that would result in the failure of a closing condition and could not be cured by April 21, 2008; and (iii) concurrently with or within nine months after such termination, any definitive agreement providing for a qualifying transaction has been entered into and consummated, the Company must pay the Termination Fees to Parent.

If the Company terminates the Merger Agreement because (i) the mutual conditions to closing of the merger and Parent’s conditions to closing would have been satisfied had the closing been scheduled on April 21, 2008 (as such date may be extended by the marketing period) and the merger has not occurred on or before such date, (ii) Parent breaches or fails to perform in any material respect any of its representations, warranties or agreements contained in the Merger Agreement, which breach or failure to perform would result in a failure of a condition to closing of the merger which cannot be cured by April 21, 2008; provided the Company is not then in material breach of the Merger Agreement; or (iii) Parent has not deposited the merger consideration with the paying agent pursuant to the Merger Agreement and proceeded to close the merger within five business days after notice by the Company to Parent that the mutual conditions to closing and Parent’s conditions to closing are satisfied (or, upon an immediate closing, would be satisfied), then Parent or its affiliates must pay the Termination Fees to the Company.

Parent has obtained commitments for the equity portion of the financing for the Merger, and Merger Sub has obtained commitments for the debt portion of the financing for the Merger, each of which is subject to customary conditions.

The Merger Agreement is attached as Exhibit 2.1 hereto and is incorporated by reference herein. A press release issued October 19, 2007 relating to the Merger Agreement and the Merger is attached as Exhibit 99.1 hereto and incorporated by reference herein. The foregoing description of the Merger Agreement and the Merger is qualified in its entirety by reference to Exhibit 2.1.

Item 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

The Board of Directors approved an amendment to the Company’s Bylaws effective October 17, 2007 to opt out of the provisions of Florida’s control-share acquisitions statute, Section 607.0902. The control-share acquisition statute is intended to deter hostile takeovers of publicly held Florida corporations. It does this by regulating the acquisition of the shares of an “issuing public corporation,” which is defined in the section as a corporation that has more than 100 shareholders and a substantial nexus to Florida. Previously, the Company Bylaws did not contain an opt out provision and as such Section 607.0902 would have applied to the Company and presented an obstacle to any hostile takeover attempt by third parties. The Board of Directors determined it would be in the best interest of the Company and its shareholders to remove the applicability of the control-share acquisition statute to the Company and approved an amendment to the Bylaws to do so.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

2.1 Agreement and Plan of Merger, dated October 19, 2007, by and among Radiation Therapy Services, Inc., Radiation Therapy Services Holdings, Inc., RTS MergerCo, Inc. and Radiation Therapy Investments, LLC (for purposes of Section 7.2 only).*

3.1 Amendment to Bylaws

99.1 Press Release, dated October 19, 2007

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIATION THERAPY SERVICES, INC
(Registrant)

Date: October 22, 2007	By:	/s/ David N.T. Watson
David N.T. Watson
Chief Financial Officer